UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

(X) Check this box if no longer subject to Section 16.  Form
4 or Form 5 obligations may continue.  See Instruction 1(b).

1.  Name and Address of Reporting Person

    Peter E. Salas, General Partner of
    Dolphin Offshore Partners, L.P.
    c/o Dolphin Asset Management Corp.
    129 East 17th Street
    New York, NY  10003


2.  Issuer Name and Ticker or Trading Symbol

    First Look Media, Inc.
    FRST

3.  IRS Number of Reporting Person (Voluntary)


4.  Date of Event Requiring Statement (Month/Day/Year)

    1/9/03

5.  If Amendment, Date of Original (Month/Year)


6. Relationship of Reporting Person(s)to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)


7.  Individual or Joint/Group Filing (check Applicable Line)

      X   Form filed by One Reporting Person
          Form filed by More than One Reporting Person





                                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security| 2. Transaction| 3. Transaction| 4. Securities         | 5. Amount of       | 6. Ownership  |7.  Nature of |
   (Instr. 3)       |    Date       |    Code       |    Acquired (A)       |    Securities      |    Form:      |    Indirect  |
                    |               |    (Instr. 8) |    or Disposed        |    Beneficially    |    Direct (D) |    Beneficial|
                    |    (Month/    |               |    of (D)             |    Owned at End of |    or Indirect|    Ownership |
                    |    Day/       |               |    (Instr. 3,4,       |    Transaction     |    (I)        |    (Instr. 4)|
                    |    Year)      |               |    and 5)             |    (Instr. 3 and 4)|    (Instr. 4) |              |
                    |               |          |    |          |(A) or|     |                    |               |              |
                    |               |    Code  | V  |    Amount|(D)   |Price|                    |               |              |
_________________________________________________________________________________________________________________________________
Common Stock              1/9/03            M             85,000  D  $0.43/sh     1,435,447             I               (5)
---------------------------------------------------------------------------------------------------------------------------------

                                           TABLE II -- DERIVATIVE SECURITIES ACQUIRED,
                                               DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of        | 2. Conver-  | 3. Trans-  | 4. Trans-  | 5. Number of    | 6. Date Exer-     | 7. Title and Amount |
   Derivative      |    sion or  |    action  |    action  |    Derivative   |    cisable and    |    of Underlying    |
   Security        |    Exercise |    Date    |    Code    |    Securities   |    Expiration     |    Securities       |
   (Instr. 3)      |    Price of |    (Month/ |    (Instr. |    Acquired     |    Date           |    (Instr. 3 and 4) |
                   |    Deri-    |    Date/   |    8)      |    (A) or       |    (Month/Day/    |                     |
                   |    vative   |    Year)   |            |    Disposed of  |    Year)          |                     |
                   |    Security |            |            |    (D) (Instr.  |                   |                     |
                   |             |            |            |    3, 4 and 5)  |                   |                     |
                   |             |            |____________|_________________|___________________|_____________________|
                   |             |            |      |     |        |        |         |         |        |            |
                   |             |            |      |     |        |        | Date    | Expira- |        | Amount or  |
                   |             |            |      |     |        |        | Exer-   | tion    |        | Number of  |
                   |             |            | Code |  V  |  (A)   |  (D)   | cisable | Date    | Title  | Shares     |
___________________|_____________|____________|______|_____|________|________|_________|_________|________|____________|







   8. Price of            9. Number of        10. Ownership       11. Nature of
      Derivative             derivative           Form of             Indirect
      Security               Securities           Derivative          Beneficial
      (Instr. 5)             Benefi-              Security            Ownership
                             cially               Direct (D)          (Instr. 4)
                             Owned at             or Indirect
                             End of               (I) (Instr.
                             Month                4)
                             (Instr. 4)




Explanation of Responses:

This Form 4 is filed to reflect the sale of 85,000 shares of common stock.




Signature of Reporting Person:

 /s/ Peter E. Salas
__________________________
     Peter E. Salas


Date: January 9, 2003